SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): March 1, 2007

                              Compuware Corporation
             (Exact name of registrant as specified in its charter)

                                    Michigan
                 (State or other jurisdiction of incorporation)

             000-20900                               38-2007430

     (Commission File Number)             (IRS Employer Identification No.)

                   One Campus Martius, Detroit, MI 48226-5099
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (313) 227-7300

          (Former name or former address, if changed since last report)

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Item 5.02: Compensatory Arrangement of Certain Officers.

     (e) On March 1, 2007, Compuware Corporation entered into a post-retirement consulting agreement ("Agreement") with its Chairman and Chief Executive Officer, Peter Karmanos, Jr. A copy of the Agreement is furnished herewith as Exhibit 10.102. Upon retirement as Chairman and Chief Executive Officer on a date to be determined by the Company and Mr. Karmanos, Mr. Karmanos will continue to be employed by the Company in a consulting role and will be entitled to receive: (i) a total of one year's salary at the amount in effect on his retirement date in equal annual installments over a four (4) year period, or four annual installments of $300,000 each, whichever is greater; and (ii) earned bonuses under the Company's executive incentive plan. In addition, his existing stock options will continue to vest in accordance with their terms.

     During the four (4) year term of the Agreement, Mr. Karmanos will also be eligible to continue to participate in all the Company's benefit plans and will continue to receive an office, administrative support, use of an automobile, and reimbursement for all business-related expenses. The Agreement also provides for similar benefits if the Agreement is terminated before the end of the four (4) year term under certain circumstances, although unvested options would become exercisable upon termination in most circumstances. [The Company's obligations terminate if the Company terminates the Agreement for cause].

     Effective March 1, 2007, the Board of Directors determined that Mr. Karmanos' salary will be $1,050,000.

Item 9.01: Financial Statements and Exhibits.

      (d) Exhibits.

            10.102 Post-Retirement Consulting Agreement, dated March 1, 2007, between the Company and Peter Karmanos, Jr.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

March 2, 2007                         COMPUWARE CORPORATION


                                      By:      /s/ Laura L. Fournier
                                          -------------------------------------

                                      Laura L. Fournier
                                      Senior Vice President
                                      Chief Financial Officer


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